Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2005, relating to the financial statements and financial highlights which appears in the November 30, 2004 Annual Report to Shareholders of The U.S. Large Company Series (one of the portfolios constituting The DFA Investment Trust Company), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Miscellaneous” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 27, 2006